Exhibit 23.1

CONSENT OF INDEPENDENTLY REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about July 28, 2016 pertaining to the 2016 Equity Incentive Plan and the Amended and Restated 1983 Employee Stock Purchase Plan of Quidel Corporation of our reports dated February 22, 2016, with respect to the consolidated financial statements and schedule of Quidel Corporation and the effectiveness of internal control over financial reporting of Quidel Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Diego, CA
July 28, 2016